Exhibit 4.5
Execution Version

ADMINISTRATION AGREEMENT

among

TOYOTA AUTO RECEIVABLES 2025-B OWNER TRUST,
as Issuer,

TOYOTA MOTOR CREDIT CORPORATION,
as Administrator,

and

U.S. BANK NATIONAL ASSOCIATION,
as Indenture Trustee

Dated as of April 30, 2025

TABLE OF CONTENTS
Page

1.	DUTIES OF THE ADMINISTRATOR.	2
2.	RECORDS	8
3.	COMPENSATION	8
4.	ADDITIONAL INFORMATION TO BE FURNISHED TO THE ISSUER	8
5.	INDEPENDENCE OF THE ADMINISTRATOR	8
6.	NO JOINT VENTURE	8
7.	OTHER ACTIVITIES OF ADMINISTRATOR	9
8.	TERM OF AGREEMENT; RESIGNATION AND REMOVAL OF ADMINISTRATOR	9
9.	ACTION UPON TERMINATION, RESIGNATION OR REMOVAL	10
10.	NOTICES	10
11.	AMENDMENTS	11
12.	SUCCESSOR AND ASSIGNS	12
13.	GOVERNING LAW	13
14.	HEADINGS	13
15.	COUNTERPARTS AND ELECTRONIC SIGNATURES	13
16.	SEVERABILITY OF PROVISIONS	13
17.	NOT APPLICABLE TO TMCC IN OTHER CAPACITIES	13
18.	LIMITATION OF LIABILITY OF OWNER TRUSTEE AND INDENTURE TRUSTEE	13
19.	LIMITATION OF LIABILITY OF ADMINISTRATOR	13
20.	ADDITIONAL REQUIREMENTS OF THE ADMINISTRATOR	14
21.	NO PETITION	15
22.	THIRD-PARTY BENEFICIARY	15
23.	FORM 10-DS; INVESTOR COMMUNICATIONS	15
24.	SUBMISSION TO JURISDICTION	17
25.	WAIVER OF JURY TRIAL	17

EXHIBITS

EXHIBIT A – FORM OF ANNUAL CERTIFICATION	A-1

-ii-

ADMINISTRATION AGREEMENT, dated as of April 30, 2025 (this “Agreement”), among TOYOTA AUTO RECEIVABLES 2025-B OWNER TRUST, a Delaware statutory trust (the “Issuer”), TOYOTA MOTOR CREDIT CORPORATION, a California corporation, as administrator (the “Administrator”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Indenture Trustee (the “Indenture Trustee”).
W I T N E S S E T H:

WHEREAS, beneficial ownership interests in the Issuer represented by the Toyota Auto Receivables 2025-B Owner Trust Asset Backed Certificates (the “Certificates”) have been issued in connection with the formation of the Issuer pursuant to the Trust Agreement, dated as of September 18, 2024, as amended and restated by the Amended and Restated Trust Agreement, dated as of April 30, 2025 (the “Trust Agreement”), between Toyota Auto Finance Receivables LLC (“TAFR LLC”), a Delaware limited liability company, as depositor, and Wilmington Trust, National Association, not in its individual capacity but solely as owner trustee (the “Owner Trustee”), to the owners thereof (the “Owners”);
WHEREAS, the Issuer is issuing the Toyota Auto Receivables 2025-B Owner Trust 4.452% Asset Backed Notes, Class A-1, the Toyota Auto Receivables 2025-B Owner Trust 4.46% Asset Backed Notes, Class A-2a, the Toyota Auto Receivables 2025-B Owner Trust SOFR Rate + 0.54% Asset Backed Notes, Class A-2b, the Toyota Auto Receivables 2025-B Owner Trust 4.34% Asset Backed Notes, Class A-3, the Toyota Auto Receivables 2025-B Owner Trust 4.49% Asset Backed Notes, Class A-4 and the Toyota Auto Receivables 2025-B Owner Trust 0.00% Asset Backed Notes Class B (collectively, the “Notes”) pursuant to the Indenture, dated as of April 30, 2025 (as amended and supplemented from time to time, the “Indenture”), between the Issuer and U.S. Bank National Association, as Indenture Trustee and securities intermediary (capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Indenture, the Trust Agreement or the Sale and Servicing Agreement, dated as of April 30, 2025, among the Issuer, Toyota Motor Credit Corporation (“TMCC”), as servicer and sponsor, and TAFR LLC, as seller (the “Sale and Servicing Agreement”), as the case may be);
WHEREAS, TMCC and TAFR LLC have entered into the Receivables Purchase Agreement, dated as of April 30, 2025 (the “Receivables Purchase Agreement”), by and between TMCC, as seller, and TAFR LLC, as purchaser;

WHEREAS the Issuer has entered into certain agreements in connection with the issuance of the Certificate and the Notes, including the Trust Agreement, the Indenture, this Agreement, the Asset Representations Review Agreement and the Sale and Servicing Agreement (collectively, the “Basic Documents”);

WHEREAS, pursuant to the Basic Documents, the Issuer, the Owner Trustee and the Indenture Trustee are required to perform certain duties in connection with the Certificate, the Notes and the assets pledged pursuant to the granting clause of the Indenture (the “Collateral”);

WHEREAS the Issuer desires to appoint TMCC as administrator to perform certain of the duties of the Issuer and the Owner Trustee under the Basic Documents and to provide such additional services consistent with the terms of this Agreement and the Basic Documents as the Issuer and the Owner Trustee may from time to time request; and

WHEREAS the Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuer and the Owner Trustee on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Duties of the Administrator.

(a)  Duties with respect to the Note Depository Agreement and the Indenture.

(i)            The Administrator agrees to perform all its duties as Administrator and the duties of the Issuer under the Indenture and the Note Depository Agreement.  In addition, the Administrator shall consult with the Owner Trustee regarding the duties of the Issuer under the Indenture and the Note Depository Agreement.  The Administrator shall monitor the performance of the Issuer and shall advise the Owner Trustee when action by the Issuer or the Owner Trustee is necessary to comply with the Issuer’s duties under the Indenture and the Note Depository Agreement.  The Administrator shall prepare, execute and file or deliver on behalf of the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Indenture and the Note Depository Agreement.  In furtherance of the foregoing, the Administrator shall take all appropriate action that is the duty of the Issuer to take pursuant to the Indenture including, without limitation, such of the foregoing as are required with respect to the following matters under the Indenture (references are to sections of the Indenture):

(A)            causing the Note Register to be kept, appointing the Note Registrar and giving the Indenture Trustee notice of any appointment of a new Note Registrar and the location, or change in location, of the Note Register (Section 2.04);

(B)            preparing the notification to Noteholders of the final principal payment on their Notes (Section 2.07(b));

(C)            fixing or causing to be fixed any specified record date and notifying the Indenture Trustee and Noteholders with respect to special payment dates, if any (Section 5.04(b));

(D)            preparing or obtaining the documents and instruments required for the proper authentication of Notes and delivering the same to the Indenture Trustee (Section 2.02);

(E)            [reserved];

(F)            determining a Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, Benchmark Replacement Conforming Changes, SOFR Adjustment Conforming Changes or any other matters related to or arising in connection with the foregoing (Section 3.01(c) and (e));

(G)            directing the Indenture Trustee to retain from amounts otherwise distributable to the Noteholders sufficient funds for the payment of any tax that is legally owed by the Trust (Section 2.07(c));

(H)  preparing, obtaining and/or filing of all instruments, opinions and certificates and other documents required for the release of Collateral (Section 2.09);

(I)            causing newly appointed Paying Agents, if any, to deliver to the Indenture Trustee the instrument specified in the Indenture regarding funds held in trust (Section 3.03);

(J)            directing the Indenture Trustee to deposit moneys with Paying Agents, if any, other than the Indenture Trustee (Section 3.03);

(K)            obtaining and preserving or causing the Owner Trustee to obtain and preserve the Issuer’s qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Indenture, the Notes, the Collateral and each other instrument and agreement included in the Trust Estate (Section 3.04);

(L)            preparing and filing all supplements, amendments, financing statements, continuation statements, instruments of further assurance and other instruments, in accordance with Sections 3.05 and 3.07(c) of the Indenture, necessary to protect the Trust Estate (Sections 3.05 and 3.07(c));

(M)            delivering the required Opinions of Counsel on the Closing Date and annually, in accordance with Section 3.06 of the Indenture, and delivering the annual Officers’ Certificates and certain other statements as to compliance with the Indenture, in accordance with Section 3.09 of the Indenture (Sections 3.06 and 3.09);

(N)            identifying to the Indenture Trustee in an Officers’ Certificate any Person with whom the Issuer has contracted to perform its duties under the Indenture (Section 3.07);

(O)            notifying the Indenture Trustee and the Rating Agencies of any Servicer Default pursuant to the Sale and Servicing Agreement and, if such Servicer Default arises from the failure of the Servicer to perform any of its duties under the Sale and Servicing Agreement, taking all reasonable steps available to remedy such failure (Section 3.07(d));

(P)  preparing and obtaining documents and instruments required in connection with the consolidation, merger or transfer of assets of the Issuer (Section 3.10);

(Q)            delivering notice to the Indenture Trustee of each Event of Default and each other default by the Servicer or the Seller under the Sale and Servicing Agreement (Section 3.19);

(R)            causing the Servicer to comply with all of its duties and obligations with respect to the preparation of reports, the delivery of Officer’s Certificates and Opinions of Counsel and the giving of instructions and notices under the Sale and Servicing Agreement (Section 3.14);

(S)  monitoring the Issuer’s obligations as to the satisfaction and discharge of the Indenture and the preparation of an Officer’s Certificate and obtaining the Opinion of Counsel and the Independent Certificate (as defined in the Indenture) related thereto (Section 4.01);

(T)  complying with any written directive of the Indenture Trustee with respect to the provision of relevant information and reasonable assistance with respect to the execution, delivery, filing and recordation of relevant transfer documentation and the delivery of related records and files, in connection with any sale by the Indenture Trustee of any portion of the Trust Estate in connection with any Event of Default (Section 5.04);

(U)  delivering notice of any resignation of the Indenture Trustee received by the Administrator, and preparing notice to Noteholders of any removal of the Indenture Trustee and the appointment of a successor Indenture Trustee for delivery to Noteholders by the successor Indenture Trustee (Section 6.08);

(V)  preparing all written instruments required to confirm the authority of any co-trustee or separate trustee and any written instruments necessary in connection with the resignation or removal of any co-trustee or separate trustee (Sections 6.08 and 6.10);

(W)  delivering to the Rating Agencies notice of any merger or other transaction entered into by the Indenture Trustee (Section 6.09);

(X)  causing the Note Registrar to furnish to the Indenture Trustee the names and addresses of Noteholders during any period when the Indenture Trustee is not the Note Registrar (Section 7.01);

(Y)  preparing and, after execution by the Issuer and the Indenture Trustee, filing with the Commission and any applicable state agencies of documents required to be filed on a periodic basis with the Commission and any applicable state agencies (including any summaries thereof required by rules and regulations prescribed thereby), and providing such documents to the Indenture Trustee for delivery to the Noteholders (Section 7.03);

(Z)            preparing and, after execution by the Indenture Trustee, providing to the Indenture Trustee for delivery to Noteholders and filing with the Commission, any reports required by TIA Sections 313(a), (b) and (c); provided, that the Administrator will not be required to prepare reports required by TIA Sections 313(a)(1) and (a)(2) unless specifically directed in writing to do so by the Indenture Trustee and the Indenture Trustee provides the Administrator with all information necessary to prepare such reports (Section 7.04);

(AA)  preparing the related Issuer Orders and all other actions necessary with respect to investment and reinvestment of funds in the Trust Accounts (Section 8.04);

(BB)  preparing any Issuer Request and Officers’ Certificates and obtaining any Opinions of Counsel and Independent Certificates necessary for the release of the Trust Estate (Sections 8.05 and 8.06);

(CC)  preparing Issuer Orders and obtaining Opinions of Counsel with respect to the execution of any supplemental indentures, preparing notices to the Noteholders with respect thereto and furnishing such notices to the Indenture Trustee for delivery to Noteholders (Sections 9.01, 9.02 and 9.03);

(DD)  preparing new Notes conforming to the provisions of any supplemental indenture, as appropriate and delivering such Notes to the Owner Trustee for execution and to the Indenture Trustee for authentication (Section 9.07);

(EE)  delivering to the Rating Agencies notice of any prospective termination of the Indenture pursuant to Section 10.01 of the Indenture (Section 10.01);

(FF)  preparing forms of notices to Noteholders of any redemption of the Notes and furnishing such notices to the Indenture Trustee for delivery to Noteholders (Section 10.02);

(GG)  preparing or obtaining all Officers’ Certificates, Opinions of Counsel and Independent Certificates with respect to any requests by the Issuer or the Indenture Trustee to take any action under the Indenture (Section 11.01(a));

(HH)  preparing and delivering Officers’ Certificates and obtaining Independent Certificates, if necessary, for the release of property from the lien of the Indenture (Section 11.01(b));

(II)  notifying the Rating Agencies, upon any failure of the Indenture Trustee to give such notification, of the information required pursuant to Section 11.04 of the Indenture (Section 11.04);

(JJ)  preparing and delivering to the Indenture Trustee for delivery to Noteholders any agreements with respect to alternate payment and notice provisions (Section 11.06); and

(KK)  causing the recording of the Indenture, if applicable (Section 11.14).

(ii)            The Administrator shall promptly pay to the Owner Trustee the amount of any fees, expenses and indemnification amounts not otherwise paid or reimbursed to it by the Issuing Entity on any Payment Date in accordance with the terms of this Agreement, Section 8.02 of the Trust Agreement and Section 5.06(b) or (c) of the Sale and Servicing Agreement; provided that the Owner Trustee shall promptly reimburse the Administrator for any such amounts to the extent the Owner Trustee subsequently receives payment or reimbursement in respect thereof from the Issuing Entity in accordance with the terms of Section 5.06(b) or (c) of the Sale and Servicing Agreement.

(iii)            The Administrator shall promptly pay to the Indenture Trustee the amount of any fees, expenses and indemnification amounts not otherwise paid or reimbursed to it by the Issuing Entity on any Payment Date in accordance with the terms of the Indenture and Section 5.06(b) or (c) of the Sale and Servicing Agreement; provided that the Indenture Trustee shall promptly reimburse the Administrator for any such amounts to the extent the Indenture Trustee subsequently receives payment or reimbursement in respect thereof from the Issuing Entity in accordance with the terms of Section 5.06(b) or (c) of the Sale and Servicing Agreement.

(b)  The Administrator shall cause the Issuer to use its best efforts to maintain the effectiveness of all licenses, if any, required to be held by the Issuer under the laws of any jurisdiction in connection with ownership of the Receivables or the terms set forth in the Trust Agreement and the Basic Documents and the transactions contemplated thereby until such time as the Issuer shall terminate in accordance with the terms of the Trust Agreement.

(c)  Additional Duties.

(i)            In addition to the duties of the Administrator set forth in Section 1(a), the Administrator shall perform such calculations, and shall prepare, execute and file or deliver on behalf of the Issuer or the Owner Trustee or shall cause the preparation by other appropriate persons of all such documents, reports, notices, filings, instruments, certificates and opinions as it shall be the duty of the Issuer or the Owner Trustee to prepare, file or deliver pursuant to the Basic Documents, and at the request of the Owner Trustee shall take all appropriate action with respect thereto, that is the duty of the Issuer or the Owner Trustee to take pursuant to the Basic Documents.  Subject to Section 5 of this Agreement, and in accordance with the reasonable written directions of the Owner Trustee, the Administrator shall administer, perform or supervise the performance of such other activities in connection with the Basic Documents as are not covered by any of the foregoing provisions and as are expressly requested by the Owner Trustee and are reasonably within the capability of the Administrator.  The responsibilities of the Administrator shall include the execution and delivery of any filings, certificates, affidavits or other instruments required under the Sarbanes-Oxley Act of 2002, to the extent permitted by applicable law, and the Owner Trustee hereby requests that the Administrator perform such obligations.

(ii)            Notwithstanding anything in this Agreement or the Basic Documents to the contrary, the Administrator shall be responsible for promptly notifying the Owner Trustee in the event that any withholding tax is imposed on the Issuer’s payments (or allocations of income) to the Certificateholder as contemplated in Section 5.02(c) of the Trust Agreement.  Any such notice shall specify the amount of any withholding tax required to be withheld by the Owner Trustee pursuant to such provision.

(iii)            Notwithstanding anything in this Agreement or the Basic Documents to the contrary, the Administrator shall be responsible for performance of the duties set forth in Sections 5.04(a), (b), (c), (d) and (e) of the Trust Agreement with respect to, among other things, accounting and reports to the Certificateholder.

(iv)            The Administrator shall perform the duties of the Administrator specified in Section 10.02 of the Trust Agreement required to be performed in connection with the resignation or removal of the Owner Trustee and any other duties expressly required to be performed by the Administrator under the Trust Agreement.

(v)            In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions with or otherwise deal with any of its Affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Issuer and shall be, in the Administrator’s opinion, no less favorable to the Issuer than would be available from unaffiliated parties.

(vi)            The Administrator shall provide notices to the Rating Agencies as required under the Basic Documents.

(vii)            It shall be the Administrator’s duty and responsibility, and not the Owner Trustee’s duty or responsibility, to cause the Issuer to respond to, defend, participate in or otherwise act in connection with any regulatory, administrative, governmental, investigative or other proceeding or inquiry relating in any way to the Issuer, its assets or the conduct of its business.

(d)  Non-Ministerial Matters.

(i)            With respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not take any action unless within a reasonable time before the taking of such action the Administrator shall have notified the Indenture Trustee or the Owner Trustee, as applicable, of the proposed action and the Indenture Trustee or the Owner Trustee, as applicable, shall not have withheld consent or provided an alternative direction.  For the purpose of the preceding sentence, “non-ministerial matters” shall include, without limitation:

(A)            the amendment of the Indenture or execution of any supplement to the Indenture;

(B)            the initiation of any claim or lawsuit by the Issuer and the compromise of any action, claim or lawsuit brought by or against the Issuer (other than in connection with the collection of the Receivables);

(C)            the amendment, change or modification of any of the Basic Documents;

(D)            the appointment of successor Note Registrars, successor Paying Agents or successor Indenture Trustees pursuant to the Indenture or the appointment of successor Administrators or Successor Servicers, or the consent to the assignment by the Note Registrar, Paying Agent or Indenture Trustee of its obligations, under the Indenture; and

(E)            the removal of the Indenture Trustee (as to which the Owner Trustee, but not the Indenture Trustee, will receive notice and opportunity to object).

(ii)            Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be obligated to, and shall not, (x) make any payments to the Noteholders under the Basic Documents, (y) sell the Trust Estate pursuant to Section 5.04 of the Indenture or (z) take any other action that the Issuer directs the Administrator not to take on its behalf.

2.            Records.  The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer, the Owner Trustee and the Indenture Trustee at any time during normal business hours upon reasonable advance written notice.

3.            Compensation.  As compensation for the performance of the Administrator’s obligations under this Agreement and as reimbursement for its expenses related thereto, the Administrator shall be entitled to a fee in an amount to be agreed upon between the Servicer and the Administrator, and which shall be solely an obligation of the Servicer.

4.            Additional Information to be Furnished to the Issuer.  The Administrator shall furnish to the Issuer from time to time such additional information regarding the Collateral as the Issuer shall reasonably request.

5.            Independence of the Administrator.  For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer, the Owner Trustee or the Indenture Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder.  Unless expressly authorized by the Issuer hereunder or otherwise, the Administrator shall have no authority to act for or represent the Issuer, the Owner Trustee or the Indenture Trustee, and shall not otherwise be or be deemed an agent of the Issuer, the Owner Trustee or the Indenture Trustee.

6.            No Joint Venture.  Nothing contained in this Agreement shall (i) constitute the Administrator and any of the Issuer, the Owner Trustee or the Indenture Trustee as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) be construed to impose any liability as such on any of them or (iii) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

7.  Other Activities of Administrator.  Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in its or their sole discretion, from acting as an administrator for any other person or entity, or in a similar capacity therefor, even though such person or entity may engage in business activities similar to those of the Issuer, the Owner Trustee or the Indenture Trustee.

8.            Term of Agreement; Resignation and Removal of Administrator.

(a)  This Agreement shall continue in force until the termination of the Issuer, upon which event this Agreement shall automatically terminate, except for Sections 1(a)(ii), 1(a)(iii) and 21 hereof, which shall each survive termination of this Agreement.

(b)  Subject to Sections 8(e) and 8(f), the Administrator may resign its duties hereunder by providing the Issuer with at least thirty (30) days prior written notice.

(c)  Subject to Sections 8(e) and 8(f), the Issuer may remove the Administrator without cause by providing the Administrator with at least thirty (30) days prior written notice.

(d)  Subject to Sections 8(e) and 8(f), at the sole option of the Issuer, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator if any of the following events shall occur:

(i)            the Administrator shall fail to perform in any material respect any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten (10) days (or, if such default cannot be cured in such time, shall not give within such ten (10) days such assurance of timely and complete cure as shall be reasonably satisfactory to the Issuer);

(ii)            the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee in bankruptcy, conservator, receiver or liquidator for the Administrator (or, so long as the Administrator is TMCC, the Seller) in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or

(iii)            the consent by the Administrator (or, so long as the Administrator is TMCC, the Seller) to the appointment of a trustee in bankruptcy, conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Administrator (or, so long as the Administrator is TMCC, the Seller) of or relating to substantially all of their property, or the Administrator (or, so long as the Administrator is TMCC, the Seller) shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this Section shall occur, it shall give written notice thereof to the Issuer, the Owner Trustee and the Indenture Trustee within seven (7) days after the occurrence of such event.

(e)  No resignation or removal of the Administrator pursuant to this Section shall be effective until (i) a successor Administrator shall have been appointed by the Issuer and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder.

(f)  The appointment of any successor Administrator shall be effective only after the Rating Agency Condition has been satisfied.

(g)  Subject to Section 8(e) and 8(f), the Administrator acknowledges that upon the appointment of a Successor Servicer pursuant to the Sale and Servicing Agreement, the Administrator shall immediately resign and such Successor Servicer shall automatically succeed to the rights, duties and obligations of the Administrator under this Agreement; provided that if the successor Administrator is not an affiliate of TMCC, such successor Administrator shall not be required to make any payments as set forth in Sections 1(a)(ii) and (iii) of this Agreement.

9.  Action upon Termination, Resignation or Removal.  Promptly upon the effective date of termination of this Agreement pursuant to Section 8(a) or the resignation or removal of the Administrator pursuant to Section 8(b), (c), (d) or (g), respectively, the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal.  The Administrator shall forthwith upon such termination pursuant to Section 8(a) deliver to or to the order of the Issuer all property and documents of or relating to the Collateral then in the custody of the Administrator.  In the event of the resignation or removal of the Administrator pursuant to Section 8(b), (c), (d) or (g), respectively, the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

10.            Notices.  Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

(a)  if to the Issuer, to:

Toyota Auto Receivables 2025-B Owner Trust
c/o Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Attention: Corporate Trust Administration

with a copy to:

Toyota Auto Receivables 2025-B Owner Trust

6565 Headquarters Drive, W2-5A
Plano, Texas 75024-5965
Attention: General Counsel

(b)  if to the Administrator, to:

Toyota Motor Credit Corporation
6565 Headquarters Drive, W2-3D
Plano, Texas 75024-5965
Attention:  Treasury Operations Department
With a copy by electronic mail to: TFS_Treasury_Operations@toyota.com

(c)  if to the Indenture Trustee, to:

U.S. Bank National Association
190 South LaSalle Street
Chicago, IL 60603
Attention: Toyota Auto Receivables 2025-B Owner Trust
or to such other address as any party shall have provided to the other parties in writing.  Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand delivered to the address of such party as provided above.

11.            Amendments.  This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Issuer, the Administrator and the Indenture Trustee, with the consent of the Owner Trustee, and without the consent of any of the Noteholders or the Certificateholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, that either (i) an Officer’s Certificate shall have been delivered by the Servicer to the Owner Trustee and the Indenture Trustee certifying that such officer reasonably believes that such proposed amendment will not materially and adversely affect the interest of any Noteholder or (ii) the Rating Agency Condition has been satisfied in respect of such proposed amendment.

This Agreement may also be amended from time to time by the Issuer, the Administrator and the Indenture Trustee, with the consent of the Owner Trustee and, if the interests of the Noteholders are materially and adversely affected, with the consent of the Holders of Notes evidencing at least a majority of the Outstanding Amount of the Controlling Class of Notes, acting together as a single Class, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders or Certificateholders under this Agreement.

No amendment otherwise permitted under this Section 11 (except as described in the last sentence of this paragraph) may (x) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the Receivables or distributions required to be made for the benefit of any Noteholders or Certificateholders without the consent of all

Noteholders and Certificateholders adversely affected thereby, or (y) reduce the percentage of the Notes or Certificates which are required to consent to any such amendment without the consent of the Noteholders and Certficateholders adversely affected thereby; provided, that any amendment referred to in clause (x) or (y) above shall be deemed to not adversely affect any Noteholder if the Rating Agency Condition has been satisfied in respect of such proposed amendment.  No amendment referred to in clause (x) in the immediately preceding sentence shall be permitted unless an Officer’s Certificate shall have been delivered by the Servicer to the Owner Trustee and the Indenture Trustee certifying that such officer reasonably believes that such proposed amendment will not materially and adversely affect the interest of any Noteholder or Certificateholder whose consent was not obtained.  Notwithstanding the immediately preceding two sentences, this Agreement may also be amended by the parties hereto, without the consent of the Noteholders or the Certificateholders, for the purpose of conforming the provisions in this Agreement to the descriptions thereof contained in the prospectus, dated April 24, 2025, related to the offering of the Class A Notes.

Promptly after the execution of any such amendment or consent, the Administrator shall cause written notification of the substance of such amendment or consent to be furnished to the Certificateholder and each of the Rating Agencies.

It shall not be necessary for the consent of the Certificateholders, the Noteholders or the Indenture Trustee pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.  The manner of obtaining such consents and of evidencing the authorization of the execution thereof by the Certificateholders shall be subject to such reasonable requirements as the Indenture Trustee may prescribe.

Prior to the execution of any amendment to this Agreement, the Owner Trustee and the Indenture Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement.  The Owner Trustee and the Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects its own rights, duties or immunities under this Agreement or otherwise.  The fees and expenses of the Owner Trustee and the Indenture Trustee in connection with any amendment or supplement hereto shall be paid by the Administrator.

12.            Successor and Assigns.  This Agreement may not be assigned by the Administrator unless such assignment is consented to in writing by the Issuer, the Owner Trustee and the Indenture Trustee, and the conditions precedent to appointment of a successor Administrator set forth in Section 8 are satisfied.  An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder.  Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Issuer, the Owner Trustee and the Indenture Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator, provided that such successor organization executes and delivers to the Issuer, the Owner Trustee and the Indenture Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder.  Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

13.            GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

14.            Headings.  The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

15.            Counterparts and Electronic Signatures.  This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

16.            Severability of Provisions.  If any one or more of the agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid or unenforceable in any jurisdiction, then such agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or the other rights of the parties hereto.

17.            Not Applicable to TMCC in Other Capacities.  Nothing in this Agreement shall affect any obligation, right or benefit TMCC may have in any other capacity or under any Basic Document.

18.  Limitation of Liability of Owner Trustee and Indenture Trustee.  Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer, and by U.S. Bank National Association, not in its individual capacity but solely in its capacity as Indenture Trustee under the Indenture.  In no event shall Wilmington Trust, National Association, in its individual capacity, U.S. Bank National Association, in its individual capacity, or the Certificateholder have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer. The Owner Trustee shall be entitled to the benefits of the terms and provisions of the Trust Agreement. The Indenture Trustee shall be entitled to all of the rights, protections, privileges, indemnities, limitations of liability and immunities as described in the Indenture.

19.            Limitation of Liability of Administrator.  Neither the Administrator nor any of the directors, officers, employees or agents of the Administrator shall be under any liability to the

Seller, the Issuer, the Owner Trustee, the Indenture Trustee, the Noteholders or the Certificateholder, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Administrator or any such person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.  The Administrator and any director, officer, employee or agent of the Administrator may rely in good faith on any document of any kind prima facie properly executed and submitted by any person respecting any matters arising under this Agreement.

20.            Additional Requirements of the Administrator.

(a)  Reporting Requirements.

(i)            If so requested by the Issuer for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Administrator shall (i) notify the Issuer in writing of any material litigation or governmental proceedings pending against the Administrator and (ii) provide to the Issuer a description of such proceedings.

(ii)            As a condition to the succession to the Administrator by any Person as permitted by Section 8 hereof, the Administrator shall provide to the Issuer, at least ten (10) Business Days prior to the effective date of such succession or appointment, (x) written notice to the Issuer, of such succession or appointment and (y) in writing all information in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(iii)            In addition to such information as the Administrator, as administrator, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Issuer, the Administrator shall provide such information regarding the performance or servicing of the Receivables as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

(b)  Report on Assessment of Compliance and Attestation.  On or before ninety (90) days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2025, the Administrator shall, if requested by the Issuer, not later than March 1st of the calendar year in which such certification is to be delivered, deliver to the Issuer and any other Person that will be responsible for signing a Sarbanes Certification on behalf of an asset-backed issuer with respect to a securitization transaction, a certification in the form attached hereto as Exhibit A.  The Administrator acknowledges that the Issuer may rely on the certification provided by the Administrator pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.  The Issuer shall not request delivery of such certification unless the Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes the Receivables.

(c)  Intent of the Parties; Reasonableness. The Issuer and the Administrator acknowledge and agree that the purpose of Section 20 of this Agreement is to facilitate compliance by the Issuer with the provisions of Regulation AB and related rules and regulations of the Commission.

Neither the Issuer nor the Administrator shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act).  The Administrator acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Indenture Trustee, the Servicer or any other party to the Transaction Documents in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.  In connection therewith, the Administrator shall cooperate fully with the Issuer to deliver to the Issuer (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Issuer, to permit the Issuer to comply with the provisions of Regulation AB.

The Issuer (including any of its assignees or designees) shall cooperate with the Administrator by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Issuer’s reasonable judgment, to comply with Regulation AB.

21.            No Petition.  Each of the parties hereto, by entering into this Agreement, hereby covenants and agrees that it shall not at any time acquiesce, petition or otherwise invoke or cause the Issuer or the Depositor to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer or the Depositor under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or the Depositor, as the case may be, or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer or the Depositor, in connection with any obligations relating to the Notes, the Certificates, this Agreement or any of the Basic Documents prior to the date that is one year and one day after the date on which the Indenture is terminated.  This Section 21 shall survive the termination of this Agreement and the termination of the Administrator under this Agreement.

22.            Third-Party Beneficiary.  The Owner Trustee is a third-party beneficiary of this Agreement and is entitled to the rights and benefits given to the Owner Trustee hereunder and may enforce the provisions applicable to the Owner Trustee as if the Owner Trustee were a party hereto.

23.            Form 10-Ds; Investor Communications.

(a)  Form 10-Ds.

(i)            If the Administrator receives a notice from the Servicer pursuant to Section 11.01(a) of the Sale and Servicing Agreement regarding the occurrence of a Delinquency Trigger with respect to a Collection Period, and describing the related rights of Noteholders and Note Owners, the Administrator shall include the contents of such notice in the Form 10-D for such Collection Period filed by the Administrator pursuant to Section 1(a)(i)(Y) hereof.

(ii)            If the Administrator receives a notice from the Indenture Trustee pursuant to Section 12.01 of the Indenture indicating that sufficient Requesting Noteholders have properly and timely requested a vote to cause the ARR Receivables to be reviewed by the Asset Representations Reviewer pursuant to the terms of the Asset Representations Review Agreement, the Administrator shall: (1) promptly set a deadline for the receipt of Noteholder votes on that matter, which shall be a date not earlier than one hundred fifty (150) days after the date on which the Form 10-D describing the occurrence of the related Delinquency Trigger shall have been filed by the Administrator pursuant to the terms of Section 1(a)(i)(Y) hereof; (2) promptly prepare and send to the Indenture Trustee and each Noteholder (and to each applicable Clearing Agency for distribution to Note Owners in accordance with the rules of such Clearing Agency) a notice (A) stating that there will be a Noteholder vote pursuant to Section 12.02 of the Indenture on whether to initiate an Asset Representations Review of the ARR Receivables by the Asset Representations Reviewer pursuant to the Asset Representations Review Agreement, and (B) describing those procedures, including the means by which Noteholders and Note Owners may make their votes known to the Indenture Trustee and the related voting deadline that will be used to calculate whether the requisite amount of Noteholders have cast affirmative votes to direct the Indenture Trustee to notify the Asset Representations Reviewer to commence an Asset Representations Review; and (3) include the contents of such notice in the next Form 10-D to be filed by the Administrator pursuant to Section 1(a)(i)(Y) hereof, so long as the Administrator receives such notice at least two (2) Business Days before the filing deadline for that Form 10-D, in which case such information will be included in the next succeeding Form 10-D to be filed by the Administrator pursuant to Section 1(a)(i)(Y) hereof.

(iii)            If the Administrator receives a notice from the Indenture Trustee pursuant to Section 12.02 of the Indenture indicating that sufficient Noteholders have voted to cause the ARR Receivables to be reviewed by the Asset Representations Reviewer pursuant to the terms of the Asset Representations Review Agreement, the Administrator shall include the contents of such notice in the next Form 10-D to be filed by the Administrator pursuant to Section 1(a)(i)(Y) hereof.

(iv)            After receipt by the Administrator of a Review Report, the Administrator will include a summary of such report in the next Form 10-D to be filed by the Administrator pursuant to Section 1(a)(i)(Y) hereof, so long as the report is received by the Administrator at least two (2) Business Days before the filing deadline for that Form 10-D, in which case such the summary will be included in the next succeeding Form 10-D to be filed by the Administrator pursuant to Section 1(a)(i)(Y) hereof.  The Form 10-D filed pursuant to this clause (iv) will also specify the means by which Noteholders and Verified Note Owners may notify the Indenture Trustee, TMCC and the Depositor in writing that it considers any non-compliance of any representation to be a breach of the applicable Basic Document, or request in writing that an ARR Receivable be repurchased.

(v)     In the event of any resignation, removal, replacement or substitution of the Asset Representations Reviewer, or the appointment of a new Asset Representations Reviewer, pursuant to the terms of the Asset Representations Review Agreement, the Administrator will report the occurrence of such event, together with a description of the circumstances surrounding the change and, if applicable, information regarding the new Asset Representations Reviewer, in the Form 10-D filed by the Administrator pursuant to Section 1(a)(i)(Y) hereof for the Collection Period in which such change occurs.

(b)  Investor Communications.  If the Administrator receives, during any Collection Period, a request from a Noteholder or Verified Note Owner to communicate with other Noteholders and Note Owners regarding the exercise of rights under the terms of the Basic Documents, the Administrator will include in the Form 10-D for the such Collection Period the following information, to the extent provided by the Noteholder or Verified Note Owner in its request: (i) the name of the Noteholder or Verified Note Owner making the request, (ii) the date the request was received; (iii) a statement that the Administrator has received the request from that Noteholder or Verified Note Owner that it is interested in communicating with other Noteholders and Note Owners with regard to the possible exercise of rights under the Basic Documents; and (iv) a description of the method other Noteholders and Note Owners may use to contact the requesting Noteholder or Verified Note Owner.  The Administrator is not required to include any additional information regarding the Noteholder or Verified Note Owner and its request in the Form 10-D, and is required to disclose a Noteholder’s or a Verified Note Owner’s request only where the communication relates to the exercise by a Noteholder or Verified Note Owner of its rights under the Basic Documents.  The Administrator will be responsible for the expenses of administering the investor communications provisions set forth in this Section 23(b), which will be compensated by means of the fee payable to it by the Servicer, as described in Section 3.

24.  Submission to Jurisdiction.  Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding was brought in an inconvenient forum.

25.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

TOYOTA AUTO RECEIVABLES 2025-B OWNER TRUST

By:	WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Owner Trustee

By:	/s/ Patrick A. Kanar
Name: Patrick A. Kanar
Title: Assistant Vice President

TOYOTA MOTOR CREDIT CORPORATION,
as Administrator

By:	/s/ James Schofield
Name: James Schofield
Title: Group Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Indenture Trustee

By:	/s/ Maritza Hernandez
Name: Maritza Hernandez
Title: Vice President

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re:
The Administration Agreement, dated as of April 30, 2025 (the “Agreement”), among Toyota Auto Receivables 2025-B Owner Trust (the “Issuer”), Toyota Motor Credit Corporation (the “Administrator”), and U.S. Bank National Association (the “Indenture Trustee”).

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to the Issuer and Toyota Auto Finance Receivables LLC (the “Depositor”) and their officers that:

1.            I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Toyota Auto Receivables 2025-B Owner Trust (the “Exchange Act periodic reports”);

2.            Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.            Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports; and

4.            All the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [_____________].

Dated:   _________________________

By:  ___________________________
Name:
Title:

A-1